Exhibit 99.1

SCHOOL SPECIALTY, INC.

W6316 Design Drive

Greenville, WI 54942

David Vander Zanden	Mary Kabacinski
President & CEO	Executive VP & CFO
(920) 882-5602	(920) 882-5852

FOR IMMEDIATE RELEASE

MONDAY, JULY 14, 2003

SCHOOL SPECIALTY TO OFFER CONVERTIBLE SUBORDINATED NOTES

Greenville, WI, July 14, 2003—School Specialty, Inc. (NASDAQ: SCHS) announced today that it is planning to offer $100 million of convertible subordinated notes, subject to market and other customary conditions. The company has granted the initial purchasers of the offering an option to purchase up to an additional $15 million of principal amount of the notes. The notes, which provide for a contingent conversion feature, will be convertible into shares of School Specialty common stock if the closing price of School Specialty common stock exceeds specified levels or in certain other circumstances. The company plans to use the proceeds from the offering to refinance existing bank debt and for general corporate purposes.

The notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

About School Specialty, Inc.

School Specialty, Inc., the “Educator’s Marketplace,” is the largest direct marketer of supplemental educational products to schools and teachers for pre-kindergarten through twelfth grade in the United States. School Specialty offers over 80,000 different products to more than 118,000 schools throughout the United States and Canada. The company mails over 40 million catalogs annually to customers, and serves its customers through approximately 2,500 employees, including over 500 salespeople. School Specialty has a unique approach to the market. The School Specialty brand focuses on serving administrators and procurement specialists through a national sales force. The company’s nine specialty brands — ClassroomDirect, Childcraft, abc School Supply, Sax Arts and Crafts, Frey Scientific, Brodhead Garrett, Teacher’s Video, Premier Agendas and Sportime — serve teachers and curriculum specialists with proprietary product offerings. For more information, visit www.schoolspecialty.com.